EXHIBIT 10.9A

AMENDMENTS TO THE
MB FINANCIAL, INC.  MB FINANCIAL BANK, N.A. AND UNION BANK, N.A. NON-STOCK DEFERRED COMPENSATION PLAN
AND THE
MB FINANCIAL, INC.  MB FINANCIAL BANK, N.A. AND UNION BANK, N.A. STOCK DEFERRED COMPENSATION PLAN
(Both effective as of May 29, 2001)

WHEREAS, MB Financial, Inc., MB Financial Bank, N.A. and Union Bank, N.A.  (together the "Company") established and maintained the MB Financial, Inc., MB Financial Bank, N.A. and Union Bank, N.A. Non-Stock Deferred Compensation Plan (the “Non-Stock Plan”), and the MB Financial, Inc., MB Financial Bank, N.A. and Union Bank, N.A. Stock Deferred Compensation Plan (the “Stock Plan”), both of which are effective as of May 29, 2001 (collectively the "Plans"); and

WHEREAS, the Plans were amended in 2005 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and guidance issued thereunder, which was added to the Code by the American Jobs Creation Act of 2004 (referred to herein as “Section 409A”); and

WHEREAS, final regulations have been issued under Section 409A, which become effective January 1, 2008 (although only good faith compliance with Section 409A is required until January 1, 2009); and

WHEREAS, the Company now desires to amend the Plans, effective January 1, 2008, to adopt amendments to comply with the requirements of Section 409A; and

WHEREAS, the Company desires to amend the Non-Stock Plan to formally merge the First Oak Brook Bancshares, Inc. Executive Deferred Compensation Plan into the Non-Stock Plan as of January 1, 2007; and

WHEREAS, the Company completed the sale of Union Bank, N.A. on November 28, 2007, and as there are no employees of Union Bank, N.A. participating in the Plans, the Company desires to terminate Union Bank, N.A. as a sponsor of the Plans; and

WHEREAS, the Company desires to amend the Plans to provide more flexibility regarding employer matching contributions and employer nonelective contributions; and

WHEREAS, the Plans may be amended by action of the Board.

NOW, THEREFORE, be it resolved as follows:

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RESOLUTION PERTAINING TO THE MERGER OF THE
FIRST OAK BROOK BANCSHARES, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
INTO THE NON-STOCK PLAN

RESOLVED, That effective January 1, 2007, the Non-Stock Plan is amended to include the following new Section 2.5:

2.5
Merger of the First Oak Brook Bancshares, Inc. Executive Deferred Compensation Plan.   The First Oak Brook Bancshares, Inc. Executive Deferred Compensation Plan (the “FOBB Plan”) is merged into this Plan.   Each FOBB Plan participant with an account transferred from the FOBB Plan to this Plan shall be a Participant in this Plan.  Separate bookkeeping accounts shall maintained under this Plan with respect to amounts transferred from the FOBB Plan into this Plan.  Such accounts shall distinguish between amounts that are subject to Section 409A, and which amounts are not, and shall be treated as such under this Plan.  Accounts transferred from the FOBB Plan to this Plan shall be subject to the provisions of this Plan (including but not limited to the distribution provisions of this Plan and not the FOBB Plan), including separate treatment for amounts that are subject to Section 409A and amounts that are not to the extent applicable.

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RESOLUTIONS REGARDING EMPLOYER CONTRIBUTIONS

RESOLVED, That effective January 1, 2007, the definitions under the Plans, and Section 3.2 of the Plans, are amended as follows:

Definitions

“Employer Contribution” shall mean a contribution made by an Employer on behalf of a Participant or Participants pursuant to Section 3.2(b).

“Matching Contribution” shall mean a matching contribution made by an Employer on behalf of a Participant or Participants pursuant to Section 3.2(a).

The definitions of “Excess Employer Contributions” and “Excess Matching Contributions” are hereby deleted.

Section 3.2

3.2           Employer Contributions.

(a)           Discretionary Matching Contributions.  Each Employer, in its sole discretion, may agree to contribute on behalf of a Participant (or Participants) who is an Employee of that Employer a Matching Contribution with respect to the Plan Year. The amount of the Matching Contribution shall be determined in relation to the Participant’s Annual Deferral Amount, or to such other compensation that the Participant makes to any other plan of deferred compensation.  For any Plan Year, Matching Contributions may be made for some, but not all, Participants, and the amount of the Matching Contribution may vary from Participant to Participant, all as determined by the Employer in its sole discretion. No earnings shall be credited until after the Matching Contribution is actually contributed to the Plan.

(b)           Discretionary Employer Contributions. Each Employer may, but is not required to, contribute on behalf of a Participant who is an Employee of that Employer an additional Employer Contribution.  For any Plan Year, Employer Contributions may be made for some, but not all, Participants, and the amount of the Employer Contribution may vary from Participant to Participant, all as determined by the Employer in its sole discretion.  No earnings shall be credited until after the Employer Contribution is actually contributed to the Plan.

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RESOLUTIONS REGARDING TERMINATION OF UNION BANK, N.A. AS A SPONSOR OF THE PLANS

RESOLVED, that effective November 28, 2007, Union Bank, N.A. is hereby terminated as a sponsor of the Plans.

RESOLVED FURTHER, that effective November 28, 2007, the Plans are hereby amended by deleting all references therein to Union Bank, N.A., and on and after that date the Plans shall be known as the “MB Financial, Inc. and MB Financial Bank, N.A. Stock Deferred Compensation Plan” and the “MB Financial Inc., and MB Financial Bank, N.A. Non-Stock Deferred Compensation Plan.”

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RESOLUTIONS PERTAINING TO SECTION 409A COMPLIANCE

RESOLVED, That the versions of the Plans that were adopted effective January 1, 2005, shall be effective from January 1, 2005, through December 31, 2007, as they represent good-faith compliance with Section 409A.

FURTHER RESOLVED, That effective January 1, 2008, the version of the Plans that were in effect on December 31, 2004 (as amended effective January 1, 2007, pursuant to the foregoing resolutions), shall  (1) be reinstated with respect to Account Balances as of December 31, 2004, and the earnings and losses credited thereon, and (2) apply to deferrals and contributions made with respect to years commencing after December 31, 2004, and the earnings and losses credited thereon, except as modified by these resolutions.

FURTHER RESOLVED, That effective January 1, 2008, the Plans are amended to include the following Appendix A at the end thereof:

APPENDIX A

Provisions Relating to Code Section 409A

1.           General Rules.

(a)           Effective Date; Applicability.  The provisions of this Appendix A will apply to deferrals and contributions made under the Plan beginning with the 2005 calendar year and the earnings and losses credited thereon, for purposes of complying with the requirements of Section 409A, as defined herein.  The provisions of the Plan in effect as of December 31, 2004, shall continue to apply to account balances as of December 31, 2004, including earnings and losses credited thereon after such date.

(b)           Precedence.  The provisions of this Appendix A shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Appendix A.

(c)           Requirements of Code Section 409A Incorporated.  The Plan is designed to comply with Section 409A as defined herein, and the provisions of the Plan should be interpreted to satisfy the requirements of Section 409A.

2.           Definitions.  The following definitions are added to, or supersede, existing definitions in the Plan:

“Disability” shall mean where the Participant either is (a) unable to engage in substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  The determination of whether a Participant has a Disability shall be determined by the Committee in its sole discretion.

"Identification Period" means the twelve (12) month period ending each December 31.

“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance of general applicability issued thereunder.

"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the Identification Period ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations.)

"Unforeseeable Financial Emergency" shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant (within the meaning of Section 409A); (ii) a loss of the Participant's property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in accordance with Section 409A.

3.           Election of Time and Form of Benefit under Participation Agreement; Deferral of Performance-Based Compensation; Mid-Year Cessation of Deferrals.

(a)
Upon a Participant’s commencement of participation in the Plan, he shall make an irrevocable election regarding whether his Retirement Benefits shall be distributed in a lump sum, in monthly installments over 60 months, or monthly installments over 120 months. Such election shall be made in accordance with Article II.  An Employee who is a Participant as of December 31, 2007 (including participants with accounts transferred from the First Oak Brook Bancshares, Inc. Executive Deferred Compensation Plan) shall, no later than that date, make an irrevocable election, subject to Paragraph 4(a) below, (which shall constitute a Section 409A Transition Rule Election) regarding whether his Retirement Benefits shall be distributed in a lump sum, in monthly installments over 60 months, or monthly installments over 120 months.  If the Participant does not properly or timely elect a form of distribution in accordance with the foregoing, then the Participant's Retirement Benefit shall be distributed to him in a lump sum.   An election under this Section 3(a) does not preclude a Participant from being able to elect a Short-Term Payout with respect to Annual Deferral Amounts pursuant to Section 4.1.

(b)
A Participant may defer all or a portion of performance-based compensation (within the meaning of Section 409A) based on services performed over a period of at least 12 months, by making an irrevocable deferral election at least 6 months before the end of the performance-based compensation service period.

(c)
If an Unforeseeable Emergency or a hardship (as defined in Code Section 401(k) and the regulations thereunder) occurs, or if the Participant incurs a Disability, the Participant may completely discontinue deferrals hereunder for the balance of the year in which the Unforeseeable Emergency, hardship or Disability occurs.  In the event of Disability, the Participant’s instructions must be provided by the 15th day of the third month following the date the Participant becomes Disabled.

4.           Modification or Revocation of Election; Accelerated Benefits Restricted.

(a)
Notwithstanding any provision of the Plan to the contrary, a Participant may only modify his distribution election date so long as the election is made at least twelve months in advance, such modification is made at least twelve (12) months prior to the date the deferred amount would otherwise have been payable, and the modification defers distribution of such deferred amount for at least five (5) years from the date the original distribution would have been made.

(b)	Except as provided in (c) below, notwithstanding any Plan provision to the contrary, the Committee may not accelerate when benefits may be distributed under the Plan.

(c)	However, accelerated distributions shall be permitted under the following circumstances:

(1)     Distributions may be made from a Participant’s Account Balance prior to when amounts are otherwise distributable under the Plan to the extent necessary to pay FICA taxes under Code Sections 3101, 3121(a) and 3121(v)(2), as well as the corresponding federal, state, local or foreign income and withholding taxes associated with those FICA taxes.

(2)      Upon the inclusion of any portion of the benefit into the Participant’s income as a result of the failure of this Plan to comply with the requirements of Section 409A, a lump sum distribution shall be made as soon as is administratively practicable following the discovery of the plan failure of an amount equal to the lesser of (a) the Participant’s then-vested benefit, or (b) the amount includible in the Participant’s income as a result of the failure of the Plan to comply with Section 409A. In the event the amount includible in the Participant’s income under Section 409A exceeds the Participant’s then-vested benefit, the excess shall be distributed in a lump sum as soon as administratively practicable after the Participant’s vested interest in his Plan benefits increases.

                (3)     At the discretion of the Committee, distribution also may be made from the Plan prior to the Participant’s Termination of Employment for any other reason permitted under Treasury Regulation Section 1.409A-3(j)(4) or subsequent Section 409A guidance (including but not limited to the following events: pursuant to a domestic relations order, to comply with an ethics order, to effect a limited cashout, to pay employment taxes, to pay state, local or foreign taxes, to offset certain debt obligations and to resolve a bona fide dispute regarding the Participant’s Plan benefits).

5.             Code Section 409A Transition Rule Election.  Prior to 2009, a Participant may make a “Section 409A Transition Rule Election”.   A Section 409A Transition Rule Election made during 2005 shall apply only to amounts that  would not otherwise be payable under the terms of the Plan during 2005, and not cause any amounts that would not otherwise be payable under the Plan after 2005 to be payable in 2005.  A Section 409A Transition Rule Election made during 2006 shall apply only to amounts that  would not otherwise be payable under the terms of the Plan during 2006, and not cause any amounts that would not otherwise be payable under the Plan after 2006 to be payable in 2006.  A Section 409A Transition Rule Election made during 2007 shall apply only to amounts that would not otherwise be payable under the terms of the Plan during 2007, and not cause any amounts that would not otherwise be payable under the Plan after 2007 to be payable in 2007.  A Section 409A Transition Rule Election made during 2008 shall apply only to amounts that would not otherwise be payable under the terms of the Plan during 2008, and not cause any amounts that would not otherwise be payable under the Plan after 2008 to be payable in 2008.  No Section 409A Transition Rule election shall violate any constructive receipt or other tax rule that would result in the acceleration of taxation of Plan payments.

6.             Limitation on Distributions.

(a)
Notwithstanding any provision of the Plan to the contrary, a distribution from the Plan to a Participant who is a Specified Employee shall comply with Code Section 409A(a)(2)(B)(i) and the regulations thereunder, which generally provides that a distribution of amounts to which this Appendix A applies to a Specified Employee that are on account of the Participant’s Termination of Employment may not commence prior to the date six (6) months after the date of such Termination of Employment (or, if earlier, the date of death of the Participant). Amounts that would otherwise be distributed to the Participant during such six (6) month period shall be accumulated and paid to the Participant as of the first day of the seventh-month following such Termination of Employment.

(b)	Payments which are subject to the Deduction Limitation shall be paid in accordance with Section 409A.

7.             Hardship Withdrawals. A hardship withdrawal will only be permitted if the Committee determines that the Participant has incurred an Unforeseen Financial Emergency.

8.             Plan Termination.  Distributions shall not be made in connection with the termination of the Plan unless all of the requirements of Section 409A regarding plan terminations are satisfied.

IN WITNESS WHEREOF, this Amendment has been executed, this day of December 5, 2008, but effective as of January 1, 2008.

                                MB FINANCIAL, INC.
                                By:/s/Mitchell Feiger
                                President and Chief Executive Officer

                                MB FINANCIAL BANK, N.A.
                                By:/s/Jill E. York
                                Vice President and Cheif Financial Oficer

                                By:/s/Doria L. Koros
                                Secretary